FREIT Announces First Quarter 2024 Results

HACKENSACK, NJ, March 15, 2024 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2024. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2024	2023

GAAP (Loss) Earnings Per Share - Basic and Diluted	($0.07)	$0.06
AFFO Per Share - Basic and Diluted	$0.04	$0.17
Dividends Per Share	$0.05	$0.05

Total Average Residential Occupancy	95.3%	96.8%
Total Average Commercial Occupancy	50.1%	66.4%

Results for the Quarter

Total real estate revenue increased 0.3% to approximately $6,999,000 for the first quarter ended January 31, 2024 as compared to approximately $6,979,000 for the prior year’s comparable period. This minor change in revenue was primarily attributable to an increase in the residential segment of approximately $340,000 in base rents which offset the decline in the average occupancy rate to 95.3% from 96.8% in the prior year’s comparable period. This increase was offset by a decrease from the commercial segment revenues of approximately $273,000 primarily driven by the decline in the current period’s average occupancy rate to 50.1% from 66.4% in the prior year’s comparable period resulting from Kmart vacating its space in October 2023 at the Westwood Plaza Shopping Center located in Westwood, New Jersey.

Net (loss) income attributable to common equity (“Net (Loss) Income”) was Net Loss of approximately ($512,000) or ($0.07) per share basic and diluted for the fiscal quarter ended January 31, 2024 as compared to Net Income of approximately $419,000 or $0.06 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by an increase in general and administrative expenses of approximately $981,000 primarily related to work performed for the Company by a financial advisory firm and an increase in legal costs attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC.

(Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended January 31,
	2024	2023	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,952	$2,226	$(274)
Residential properties	5,047	4,753	294
Total real estate revenues	6,999	6,979	20

Operating expenses:
Real estate operating expenses	3,509	3,387	122
General and administrative expenses	1,808	827	981
Depreciation	725	722	3
Total operating expenses	6,042	4,936	1,106

Financing costs	(1,842)	(1,876)	34

Investment income	407	189	218

Loss on investment in tenancy-in-common	(109)	(67)	(42)

Net loss on sale of Maryland properties	(79)	(243)	164

Net (loss) income	(666)	46	(712)

Net loss attributable to noncontrolling interests in subsidiaries	154	373	(219)

Net (loss) income attributable to common equity	$(512)	$419	$(931)

(Loss) earnings per share:
Basic and diluted	$(0.07)	$0.06	$(0.13)

Weighted average shares outstanding:
Basic	7,450	7,424
Diluted	7,450	7,433

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $2,865,000 for the fiscal quarter ended January 31, 2024 from approximately $2,613,000 for the prior year’s comparable period. NOI for the commercial properties decreased to approximately $654,000 for the fiscal quarter ended January 31, 2024 from approximately $1,007,000 for the prior year’s comparable period.

Financing Update

On January 11, 2024, FREIT used cash on hand to fully repay the $7.5 million loan on its residential property located in Rockaway, New Jersey. This will result in annual debt service savings of approximately $558,000.

On December 1, 2023, the mortgage secured by an apartment building located in River Edge, New Jersey in the amount of approximately $9 million came due. Provident Bank extended the initial maturity date of this loan for a 90-day period with a maturity date of March 1, 2024 and further extended this loan for another 60-day period with a new maturity date of June 1, 2024, based on the same terms and conditions of the existing loan agreement. FREIT continues to have discussions and work with the bank to negotiate the terms of the modification/extension of this loan. Management expects this loan to be modified/extended, however, until such time as a definitive agreement providing for a modification/extension of this loan is entered into, there can be no assurance this loan will be modified/extended.

On October 31, 2023, FREIT exercised its right, pursuant to the loan agreement, to extend the term of its loan, with a balance of approximately $16,458,000 as of January 31, 2024, secured by the Westwood Plaza shopping center located in Westwood, New Jersey for one additional year from an initial maturity date of February 1, 2024 to a new maturity date of February 1, 2025. This loan extension will be based on a fixed interest rate of 8.5% and will be payable based on monthly installments of principal and interest of approximately $166,727.

Dividend

The Board of Directors of FREIT declared a first quarter dividend of $0.05 on the common stock to holders of record of the shares at the close of business on March 1, 2024. The payment date for the dividend is March 15, 2024. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2024	2023
	(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(666)	$46
Depreciation of consolidated properties	725	722
Amortization of deferred leasing costs	26	19
Distributions to non-controlling interests	(180)	—	(b)
Net loss on sale of Maryland properties	79	243
Adjustment to loss on investment in tenancy-in-common for depreciation	362	358
FFO	$346	$1,388

Per Share - Basic	$0.05	$0.19

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $1.9 million related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")

FFO	$346	$1,388
Deferred rents (Straight lining)	29	28
Capital Improvements - Apartments	(96)	(145)
AFFO	$279	$1,271

Per Share - Basic and Diluted	$0.04	$0.17
Weighted Average Shares Outstanding:
Basic	7,450	7,424
Diluted	7,450	7,433

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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